Exhibit 99.1

iMetrik M2M's Wireless Monitoring Solution Chosen by America's #1
Sump Pump Manufacturer, Metropolitan Industries

Metropolitan Industries Inc,. the leading sump pump manufacturer in the US, has selected iMetrik M2M's all-wireless, web-based system to monitor its equipment and offer real-time preventive measures to keep their product offering ahead of the pack.

Montreal, October 10, 2011- iMetrik M2M (OTCBB:IMEK) (www.imetrikm2m.com) - is proud to announce that after months of development, and following a successful demonstration of the system at Metropolitan's head offices in Chicago, Metropolitan (www.metropolitanind.com) has chosen iMetrik M2M to monitor all sump pumps it sells in the US. This represents hundreds of thousands of installations a year, sold through Metropolitan’s network of leading plumbing contractors.

With the iMetrik M2M system, Metropolitan and its distributors will receive notice in real time of any change in the state of the equipment, from a low power back-up battery to loss of power from the grid, to a change in water levels. A small gateway device collects the data from even smaller wireless sensors, and then itself wirelessly transmits the location and nature of the problem to the Internet, which in turn provides instant notification to end-users's computers and smart phones. Service personnel can then be dispatched with the proper tools and replacement parts saving time and money. Insurance companies welcome the preventive aspect and most would be prepared to offer a reduction in home owners premiums as flooding is the greatest cause of loss for insurance companies in the home market.

John R. Kochan, Jr., CEO of Metropolitan Industries stated: “iMetrik M2M's system will allow us and our dealers to offer a service “heads-and-shoulders” above the competition. Not only will we know in real time of any variation in the service of our equipment, allowing us to continuously improve our product, but our dealers will also be able to service the equipment before the home owner even realizes that there is a possibility of malfunction. Our dealers can count on unparalleled customer retention through this innovative preventive service offering”.

Medhat Mahmoud, VP Technology and Strategy of iMetrik M2M, stated: “Preventing flooding is a critical issue for home-owners and they're placing a great deal of trust in the product they choose to protect them. Metropolitan takes that trust very seriously, as demonstrated by their decision to constantly monitor their product in order to prevent any possible malfunction. Metropolitan's choice to partner with iMetrik M2M for this need is a validation of all the careful decision making and hard work that we put into building our next-generation M2M technology platform.”

Mission Statement

iMetrik M2M is a global solution provider of wireless services designed to control and manage the access and use of virtually any asset from “anywhere-to-anywhere” in the world. This is the world of Machine-to-Machine or M2M, the Internet of Things. The iMetrik M2M Platform moves information and commands from the source directly to the desktop, helping develop new service offerings, enabling real-time control over assets and open up new markets.

Forward Looking Statements

The matters discussed herein, as well as in future oral and written statements by management of iMetrik M2M Solutions Inc. are forward-looking statements, and are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Contact:
IR: Nada Guirguis
Tel: +1.-514-904-2333
Mobile :+1-514-402-2538
Email: nada@imetrikm2m.com

740 W. Notre-Dame Ste 1555
Montreal, Qc Canada, H3C3X6
Phone: +1-514-904-2333